Exhibit 23.4

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Orrstown Financial Services, Inc. on Form S-4 of our report dated March 9, 2018 on the consolidated financial statements and effectiveness of internal control over financial reporting appearing in Form 10-K of Orrstown Financial Services, Inc. for the year ended December 31, 2017, and to the reference to us under the heading “EXPERTS” in the proxy statement/prospectus.

/s/ Crowe LLP

Crowe LLP

Cleveland, Ohio

January 9, 2019